Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 22, 2009 with respect to the financial statements and supplemental schedules of J&J Snack Foods Corp. 401(k) Profit-Sharing Plan on Form 11-K for the year ended December 31, 2008.  We consent to the incorporation by reference of said report in the Registration Statements of J&J Snack Foods Corp. on Forms S-8 (File No. 333-111292, effective December 18, 2003; File No. 333-94795, effective January 18, 2000; File No. 333-03833, effective May 16, 1996).

/s/GRANT THORNTON LLP

Philadelphia, Pennsylvania
June 25, 2009